 Emmaus Life Sciences, Inc. 10-Q

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

EMMAUS LIFE SCIENCES, INC.

Convertible Promissory Note
(Interest)
(1 Year)

Principal Amount: $___________________ Loan Date: __________________

FOR VALUE RECEIVED, Emmaus Life Sciences, Inc., a Delaware corporation (“Borrower”), located at 20725 S. Western Ave., Suite 136, Torrance, CA 90501 agrees to pay to_____________ (together with each of its transferees and assigns, “Lender”), the sum of $___________ U.S. Dollars (“Principal Amount”), together with accrued interest thereon at the rate of ten percent (10%) per annum, under the following terms and conditions of this Convertible Promissory Note (“Note”).

1. Terms of Repayment (Balloon Payment): From the Loan Date and continuing thereafter until the one (1) year anniversary date of the Loan Date, the interest shall accrue at ten percent (10%) simple interest of the Principal Amount. Lender shall have the right to convert the loan amount plus the accrued interest into shares of common stock, $.001 par value per share, of Borrower (“Common Stock”) at the conversion price of $3.30 (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) during the term of this Note. The entire unpaid principal and any accrued interest shall become immediately due and payable on the date that is the 1 year anniversary of the Loan Date.

2. Prepayment: This Note may be prepaid in whole or in part at any time without premium or penalty upon ten days advance written notice by Borrower to Lender, provided that Lender shall be permitted to exercise its conversion rights pursuant to Section 4 hereof at any time or from time to time prior to the expiration of such ten-day period. All prepayments shall first be applied to interest, and then to principal payments.

3. Place of Payment: All payments due under this Note shall be sent to the Lender’s address, as noted in Attachment 1 hereto, or at such other place as the holder of this Note may designate in writing in the future.

4. Conversion Option: At any time during the term of this Note, Lender shall by giving written Notice of Conversion to the Borrower in the form attached hereto as Exhibit A, have the right to convert some or all of the Principal Amount, including up to all the interest accrued and unpaid thereon, into shares of Common Stock (the “Shares”) at the initial conversion price of $3.30 per share (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions). Within two weeks following each conversion of this Note, Borrower shall deliver to Lender one or more original stock certificates representing the shares of common stock issued upon such conversion.

5. Default: In the event of default, the Borrower agrees to pay all costs and expenses incurred by the Lender, including all reasonable attorney fees as permitted by law for the collection of this Note upon default.

6. Acceleration of Debt: If the Borrower (i) fails to make any payment due under the terms of this Note or seeks relief under the U.S. Bankruptcy Code, (ii) fails to deliver shares to the Lender by the deadline set forth in Section 4 hereof, (iii) suffers an involuntary petition in bankruptcy or receivership that is not vacated within thirty (30) days, (iv) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official or such appointment is not discharged or stayed within 30 days, (v) makes a general assignment for the benefit of its creditors or (vi) admits in writing that it is generally unable to pay its debts as they become due, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.

7. Modification: No modification or waiver of any of the terms of this Note shall be allowed unless by written agreement signed by the parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

8. Transfer of the Note: This Note may be transferred, in whole or in part, at any time or from time to time, by the Lender. The Borrower hereby waives any notice of the transfer of this Note by the Lender or by any subsequent holder of this Note, agrees to remain bound by the terms of this Note subsequent to any transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of this Note. If this Note is to be transferred, the Lender shall surrender this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Lender a new Note registered as the Lender may request, representing the outstanding Principal Amount being transferred by the Lender and, if less then the entire outstanding Principal Amount is being transferred, a new Note to the Lender representing the outstanding Principal Amount not being transferred. This Note may not be transferred by the Borrower, by operation of law or otherwise, without the prior written consent of the Lender.

9. Lost, Stolen or Mutilated Note: Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Lender to the Borrower in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Borrower shall execute and deliver to the Lender a new Note representing the outstanding Principal Amount and accrued and unpaid interest thereon.

10. Remedies: The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Lender’s right to pursue actual and consequential damages for any failure by the Borrower to comply with the terms of this Note.

11. Severability of Provisions: If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

12. Insufficient Authorized Shares: The Borrower shall take all reasonable best action necessary to increase the Borrower’s authorized shares of common stock to an amount sufficient to allow Borrower to reserve the Required Reserve Amount for the Note.

13. Additional Guarantor: Lender understands and acknowledges that Emmaus Life Sciences, Inc. is the borrower of this Note. However, for added security to Lender, this Note is guaranteed by Willis C. Lee, the current Chief Operating Officer of Borrower (“Guarantor”). Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Lender that if for any reason Borrower shall fail to make proper and punctual payment to Lender of any amounts due and payable by Borrower under this Note, Guarantor shall pay to Lender such amount not paid by Borrower. The obligation of Guarantor is direct, irrevocable and not conditional or contingent upon the pursuit of any remedies against Borrower or any other person or entity, nor upon any other recourse available to Lender or its transferees, or assigns. The obligations of Guarantor under this Note shall only be discharged and released upon the payment and satisfaction in full of Lender’s obligations under this Note.

14. Warrant:

          (a) Nothing herein shall in any way amend, modify, terminate or otherwise affect the Warrant, dated as of July 11, 2011, issued by Borrower to Lender (the “Warrant” ). The Warrant shall remain in full force and effect in accordance with the terms thereof.

          (b) Concurrently with the execution of this Note, Lender shall grant to Borrower a warrant to purchase such number of Shares equal to 25% of the Shares convertible into Shares from the principal amount of $181 ,500 pursuant to this Note, which shall equal to 13,750 Shares (the “Additional Warrant”). The Additional Warrant shall be exercisable within three (3) years of Loan Date in accordance with the terms thereof. The exercise price per Share shall be the per Share price discounted 25% from the fair market trading value at the time of exercise in accordance with the terms of the Additional Warrant.

15. Choice of Law: All terms and conditions of this Note shall be interpreted under the laws of New York, U.S.A., without regard to conflict of law principles. Any dispute which may arise between the parties in connection with this Note or for the breach hereof which cannot be settled amicably shall be resolved by arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules of Arbitration”). The place of arbitration shall be New York, New York. The arbitration shall be conducted in the English by three arbitrators. Each party shall nominate one arbitrator within 15 days after such dispute is submitted to arbitration. The third arbitrator shall be chosen by the two arbitrators nominated by the parties. If the two arbitrators cannot agree on the nomination of the third arbitrator, then such arbitrator shall be appointed by the International Court of Arbitration. The costs of the arbitration, and which party will bear all or part of the costs and expenses (including reasonable attorneys’ fees and expenses) shall be decided by the arbitrators. The award of the arbitrators shall be final and binding. The award of the arbitrators shall be enforceable by, and judgment on the award may be entered by, any court having jurisdiction of the party against which the award has been rendered or where assets of such party can be located.

Signed Under Penalty of Perjury, this ______ day of ____, ______

Emmaus Life Sciences, Inc., as Borrower

By: Yutaka Niihara, M.D., President and CEO
GUARANTOR

By: Willis C. Lee, COO

ATTACHMENT 1

Lender’s Name:

Lender’s Address:

Principal Amount: USD $___________________

Annual Interest at 10%
Per Annum on Principal Amount: $_________________

Maturity Date: _________________________________

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Lender in order to convert the Note)

TO: Emmaus Life Sciences, Inc.

          The undersigned hereby irrevocably elects to convert $ ___________________________ of the principal amount of the Note issued to the Lender by Emmaus Life Sciences, Inc. (the “Company”) into shares of Common Stock of the Company according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price:

Signature:

Name:

Address:

Amount to be converted:	$

Amount of Note unconverted:	$

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

Address:

Address:

Phone Number:

[INFORMATION FOR PURPOSES OF FILING WITH THE SECURITIES AND EXCHANGE
COMMISSION]

SCHEDULE A

NOTEHOLDERS

Lender	Annual Interest Rate	Date of Loan	Term of Loan	Principal Loan Amount (1)	Conversion Price
Yung Min Suh	10%	7/11/2012	1 year	1,180,716	$3.30